Exhibit 99.1

Digi International Reports Second Fiscal Quarter 2016 Results
Revenue Mix and Expense Discipline Drive Strong Profitability
(Minneapolis, MN, April 28, 2016) - Digi International® Inc. (NASDAQ: DGII) reported revenue of $50.2 million for the second fiscal quarter of 2016, compared with $50.4 million for the second fiscal quarter of 2015. Net income for the second fiscal quarter of 2016 was $2.1 million, or $0.08 per diluted share, compared to net income for the second fiscal quarter of 2015 of $1.4 million, or $0.06 per diluted share. Income from continuing operations for the second fiscal quarter of 2016 was $2.2 million, or $0.09 per diluted share, compared to $1.7 million, or $0.07 per diluted share, in the prior year comparable quarter.
Adjusted EBITDA from Continuing Operations (Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for gain from insurance recovery) in the second fiscal quarter of 2016 was $4.6 million, or 9.1% of total revenue, compared to $3.0 million, or 5.9% of total revenue, in the second fiscal quarter of 2015. EBITDA was adjusted in the second fiscal quarter of 2015 to exclude the gain from an insurance recovery pertaining to a fire at one of our subcontract manufacturing locations in Thailand. See Reconciliation of Income from Continuing Operations to Adjusted EBITDA from Continuing Operations later in this earnings release.
"We continued to drive strong profitability during the quarter. We are doing this through our enhanced focus on our core business and our ever-strengthening foundation for scalable growth," said Ron Konezny, President and Chief Executive Officer. "The Digi team was able to achieve these results without all products and service optimally performing, which demonstrates additional growth potential," continued Mr. Konezny.
Financial Summary Highlights
Below is a table setting forth certain GAAP and non-GAAP results:

GAAP Results from Continuing Operations
(in thousands, except per share data)	Q2 2016	Q2 2015	YTD 2016	YTD 2015
Total Revenue	$50,162	$50,401	$100,421	$97,619
Gross Profit	$24,742	$23,235	$49,099	$45,792
Gross Margin	49.3%	46.1%	48.9%	46.9%
Operating Income	$3,653	$1,319	$6,942	$1,783
Operating Income as % of Total Revenue	7.3%	2.7%	6.9%	1.8%
Income from Continuing Operations	$2,226	$1,662	$5,357	$2,680
Income per Diluted Share from Continuing Operations	$0.09	$0.07	$0.21	$0.11

Non-GAAP Results from Continuing Operations*
(in thousands, except per share data)	Q2 2016	Q2 2015	YTD 2016	YTD 2015
Adjusted Income from Continuing Operations	$2,292	$1,288	$5,179	$1,818
Adjusted Income per Diluted Share from Continuing Operations	$0.09	$0.05	$0.20	$0.07

Adjusted EBITDA from Continuing Operations	$4,583	$2,986	$9,157	$5,233
Adjusted EBITDA from Continuing Operations as % of Total Revenue	9.1%	5.9%	9.1%	5.4%
* Tables with detailed reconciliations to non-GAAP information are provided at the end of this earnings release.

Digi International Reports Second Fiscal Quarter 2016 Results

Business Results for the Three Months Ended March 31, 2016 and 2015

Revenue Detail QTD
(in thousands)	Q2 2016	Q2 2015	Change	% Change
Cellular routers and gateways	$12,910	$14,859	$(1,949)	(13.1)
RF	7,879	10,027	(2,148)	(21.4)
Embedded	13,795	11,977	1,818	15.2
Network	14,148	11,245	2,903	25.8
Total product revenue	48,732	48,108	624	1.3
Service	1,430	2,293	(863)	(37.6)
Total revenue	$50,162	$50,401	$(239)	(0.5)

North America, primarily United States	$33,332	$29,638	$3,694	12.5
Europe, Middle East and Africa	10,965	12,383	(1,418)	(11.5)
Asia	5,025	5,714	(689)	(12.1)
Latin America	840	2,666	(1,826)	(68.5)
Total revenue	$50,162	$50,401	$(239)	(0.5)
Our cellular product category includes cellular routers and all gateways, and the RF product category includes XBee® modules as well as other RF Solutions.  The embedded product category includes Digi Connect® and Rabbit® embedded systems on module and single board computers.  The network product category, which has the highest concentration of mature products, includes console and serial servers and USB connected products. Our service offerings include wireless design services, revenue generated from the Digi Device Cloud platform, enterprise support services and cold chain solutions.
Total revenue fell 0.5% to $50.2 million in the second fiscal quarter 2016 from $50.4 million in the second fiscal quarter 2015.

•
Product revenue increased by $0.6 million, or 1.3%, in the second fiscal quarter of 2016 compared to the second fiscal quarter of 2015. This increase was driven primarily by network and embedded products. Network revenue, which is primarily comprised of mature products, increased by $2.9 million, or 25.8%. These increases were partially offset by the decrease in RF and cellular routers and gateways. In the second fiscal quarter of 2015, revenue (mostly RF) was positively impacted by approximately $1.5 million as a result of orders that were delayed from the first fiscal quarter of 2015 that could not be fulfilled due to the impact of the fire at our subcontract manufacturing location. In addition, we completed a large cellular project in the second fiscal quarter of 2015.

•	Service revenue decreased by $0.8 million, or 37.6%, in the second fiscal quarter of 2016 compared to the comparable quarter in fiscal 2015, primarily in wireless design services.
Gross profit was $24.7 million, or 49.3% of revenue in the second fiscal quarter of 2016 compared to $23.2 million, or 46.1% of revenue in the same period of the prior year, an increase of $1.5 million. The increase in gross profit was primarily driven by strong revenue performance in our embedded modules, as well as increased revenue from legacy products included in our network category which are both traditionally higher margin products. We also realized some manufacturing cost reductions on certain products.
Operating income for the second fiscal quarter of 2016 was $3.6 million, or 7.3% of revenue, as compared to an operating income of $1.3 million or 2.7% of revenue, for the second fiscal quarter of 2015. Operating income increased by $2.3 million as a result of an increase in gross profit of $1.5 million as described above and a decrease in operating expenses of $0.8 million.
Income from Continuing Operations was $2.2 million in the second fiscal quarter of 2016, or $0.09 per diluted share, compared to $1.7 million, or $0.07 per diluted share, in the second fiscal quarter of 2015. Adjusted income from continuing operations was $2.3 million in the second fiscal quarter of 2016, or $0.09 per diluted share, compared to

Digi International Reports Second Fiscal Quarter 2016 Results

adjusted income from continuing operations of $1.3 million in the second fiscal quarter of 2015, or $0.05 per diluted share.
(Loss) Income from Discontinued Operations, after income taxes was a loss of $0.1 million in the second fiscal quarter of 2016 compared to a loss from discontinued operations, after income taxes of $0.2 million, or $0.01 loss per diluted share, in the second fiscal quarter of 2015.
Adjusted EBITDA from Continuing Operations in the second fiscal quarter of 2016 was $4.6 million, or 9.1% of total revenue, compared to $3.0 million, or 5.9% of total revenue, in the second fiscal quarter of 2015.
Please refer to the tables later in this earnings release that provide reconciliations from GAAP to non-GAAP information.
Business Results for the Six Months Ended March 31, 2016 and 2015

Revenue Detail YTD
(in thousands)	Q2 2016	Q2 2015	Change	% Change
Cellular routers and gateways	$25,070	$28,559	$(3,489)	(12.2)
RF	17,065	17,174	(109)	(0.6)
Embedded	26,923	23,204	3,719	16.0
Network	27,921	24,104	3,817	15.8
Total product revenue	96,979	93,041	3,938	4.2
Service	3,442	4,578	(1,136)	(24.8)
Total revenue	$100,421	$97,619	$2,802	2.9

North America, primarily United States	$63,900	$58,846	$5,054	8.6
Europe, Middle East and Africa	21,982	23,614	(1,632)	(6.9)
Asia	10,149	11,117	(968)	(8.7)
Latin America	4,390	4,042	348	8.6
Total revenue	$100,421	$97,619	$2,802	2.9
Total revenue grew 2.9% to $100.4 million in the first six months of fiscal 2016 from $97.6 million in the first six months of fiscal 2015.

•
Product revenue increased by $3.9 million, or 4.2%, in the first six months of fiscal 2016 compared to the comparable period in fiscal 2015. This increase was driven primarily by embedded and network products. Network product revenue, which is primarily comprised of mature products, increased by $3.8 million, or 15.8%. Embedded product revenue increased $3.7 million, or 16.0%. These increases were partially offset by the decrease in RF and cellular routers and gateways.

•	Service revenue decreased by $1.1 million, or 24.8%, in the first six months of fiscal 2016 compared to the comparable period in fiscal 2015, primarily in wireless design services.

•
Revenue growth in the first six months of fiscal 2016 was partially offset by the foreign translation from local currencies to the U.S. dollar, which resulted in a decrease of $0.8 million when compared to the same period in the prior fiscal year and was primarily caused by the weakening of the Euro.

Gross profit was $49.1 million, or 48.9% of revenue in the first six months of fiscal 2016 compared to $45.8 million, or 46.9% of revenue in the same period of the prior fiscal year, an increase of $3.3 million. The increase in gross profit was primarily driven by strong revenue performance in our embedded modules, as well as increased revenue from legacy products included in our network category which are both traditionally higher margin products.
Operating income for the first six months of fiscal 2016 was $6.9 million, or 6.9% of revenue, as compared to an operating income of $1.8 million or 1.8% of revenue, for the six months of fiscal 2015. Operating income increased by $5.1 million as a result of an increase in gross profit of $3.3 million as described above and a decrease in operating expenses of $1.8 million. Operating income for the first six months of fiscal 2016 included restructuring expenses of $0.8

Digi International Reports Second Fiscal Quarter 2016 Results

million primarily pertaining to our corporate staff and related employee termination costs associated with the merging of our Dortmund, Germany office into our Munich, Germany office and our consolidation of our Minneapolis office into our Minnetonka headquarters. We also incurred contract termination charges with our Minneapolis office.
Income from Continuing Operations was $5.4 million in the first six months of fiscal 2016, or $0.21 per diluted share, compared to $2.7 million, or $0.11 per diluted share, in the first six months of fiscal 2015. Adjusted income from continuing operations was $5.2 million in the first six months of fiscal 2016, or $0.20 per diluted share, compared to adjusted income from continuing operations of $1.8 million in the first six months of fiscal 2015, or $0.07 per diluted share.
(Loss) Income from Discontinued Operations, after income taxes was income of $3.2 million in the first six months of fiscal 2016, or $0.12 per diluted share, compared to a loss from discontinued operations, after income taxes of $1.6 million, or $0.06 loss per diluted share, in the first six months of fiscal 2015. Digi sold its Etherios business in October 2015 to West Monroe Partners, which resulted in an after tax gain on sale, of $3.3 million, or $0.13 per diluted share.
Adjusted EBITDA from Continuing Operations in the first six months of fiscal 2016 was $9.2 million, or 9.1% of total revenue, compared to $5.2 million, or 5.4% of total revenue, in the first six months of fiscal 2015.
Please refer to the tables later in this earnings release that provide reconciliations from GAAP to non-GAAP information.
Balance Sheet, Liquidity and Capital Structure
We continue to maintain a strong balance sheet, highlighted by:

•
Our cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $122.7 million at March 31, 2016, an increase of $16.9 million over the comparable balance at September 30, 2015. Please refer to the Condensed Consolidated Statements of Cash Flows for more information.

•	Inventory was $25.7 million at March 31, 2016, a decrease of $6.2 million over the comparable balance at September 30, 2015.

•	We had no debt on the balance sheet as of March 31, 2016.

•	At March 31, 2016, our current ratio was 8.6 to 1 compared to 6.9 to 1 at September 30, 2015.
Customer Highlights

•
TenK Solar, a leading solar panel manufacturer and installer of commercial and utility-grade solar panel solutions selected Digi’s Xbee® RF module for their wireless solar inverter and solar energy management system communications.

•
An industry leader in energy-efficient LED lighting and controls developed a commercial lighting control solution with Digi XBee® and cellular gateway products. The solution includes ZigBee enabled switches, occupancy sensors and other lighting sensors that are controlled by a cellular gateway. End users will be provided with a user interface for control and monitoring. Utilizing the custom programming feature of the Digi Cellular Gateways, the solution enables localized control of lights in addition to remote monitoring and feature updates.

•
Frazer-Nash, Makers of Metrocab, the only zero-emissions capable black cab currently operating in London, demonstrated at Embedded World how they were able to increase their speed to market by using Digi ConnectCore® 6 system-on-module to power the driver instrumentation and passenger displays.

•
CODICO and Digi International announced the Distribution Agreement for Digi’s embedded and RF products through CODICO’s Active Components Group in EMEA extending Digi’s European demand-creation initiatives.

•
Annual Digi European IoT Conference held with Dig International’s customers and partners providing an overview of the major technology trends taking place in the IoT marketplace and the resulting business opportunities it presents.

Digi International Reports Second Fiscal Quarter 2016 Results

New Product Introductions
Accelerating the pace of new product innovation is a key component of Digi’s strategy for profitable growth. In the fiscal second quarter, we introduced several new products:

•	Digi TransPort® WR31, a rugged, versatile enterprise LTE router built for critical applications operating in harsh environments.

•	Thread-ready RF module as the newest addition to the Digi XBee® embedded RF module platform to help advance the Thread networking protocol for use in wireless industrial applications.

•
ConnectCore for i.MX6UL, previewed at Embedded World, is the upcoming addition to the ConnectCore product line and is designed based on the NXP i.MX 6UltraLite, a high-performance, ultra-efficient processor family, with a low-profile form factor.

Non-GAAP Financial Measures

Reconciliation of Income and Income per Diluted Share from
Continuing Operations to Adjusted Income and
Adjusted Income per Diluted Share from Continuing Operations
(In thousands of dollars, except per share amounts)

	Three months ended March 31,				Six months ended March 31,
	2016		2015		2016		2015
Income and income per diluted share from continuing operations	$2,226	$0.09	$1,662	$0.07	$5,357	$0.21	$2,680	$0.11
Restructuring reserve, net of taxes	66	NM	268	0.01	489	0.02	268	0.01
Gain from insurance recovery, net of taxes	—	—	(643)	(0.03)	—	—	(643)	(0.03)
Discrete tax benefits (1)	—	—	1	NM	(667)	(0.03)	(487)	(0.02)
Adjusted income and adjusted income per diluted share from continuing operations	$2,292	$0.09	$1,288	$0.05	$5,179	$0.20	$1,818	$0.07
Diluted weighted average common shares		25,998		25,273		26,116		24,816
NM means Not Meaningful

(1)	Discrete tax benefits include extended research and development tax credits and expiration of statute of limitations in various tax jurisdictions.

Digi International Reports Second Fiscal Quarter 2016 Results

Reconciliation of Income from Continuing Operations to Adjusted EBITDA from Continuing Operations
(In thousands of dollars)

	Three months ended March 31,				Six months ended March 31,
	2016		2015		2016		2015
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$50,162	100.0%	$50,401	100.0%	$100,421	100.0%	$97,619	100.0%

Income from continuing operations	$2,226		$1,662		$5,357		$2,680
Recovery of insurance proceeds	—		(989)		—		(989)
Interest income, net	(12)		(54)		(112)		(92)
Income tax provision	1,155		1,035		1,536		907
Depreciation and amortization	1,214		1,332		2,376		2,727
Adjusted EBITDA from continuing operations	$4,583	9.1%	$2,986	5.9%	$9,157	9.1%	$5,233	5.4%

Share Repurchase Program
On April 26, 2016, our Board of Directors authorized a new program to repurchase up to $15.0 million of our common stock primarily to return capital to shareholders. This new repurchase authorization expires on May 1, 2017. Shares repurchased under the new program may be made through open market and privately negotiated transactions from time to time and in amounts that management deems appropriate. The amount and timing of share repurchases will depend upon market conditions and other corporate considerations.

Fiscal 2016 Guidance
For the third fiscal quarter of 2016, we project revenue to be in the range of $51 million to $54 million. We project income per diluted share from continuing operations to be in the range of $0.08 to $0.12 for the third fiscal quarter of 2016.
For the full fiscal year 2016, we project revenue to be in a range of $205 million to $211 million. Digi projects income per diluted share from continuing operations to be in a range of $0.32 to $0.44, increasing from a range of $0.27 to $0.41 provided in the previous quarter.
We expect minimal financial impact from discontinued operations in the subsequent two quarters.
Second Fiscal Quarter 2016 Conference Call Details
As announced on April 14, 2016, Digi will discuss its second fiscal quarter results on a conference call on Thursday, April 28, 2016 after market close at 5:00 p.m. EDT (4:00 p.m. CDT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Mike Goergen, Chief Financial Officer.
We invite all those interested in hearing management's discussion of its quarter and full year to access a live webcast of the conference call through the investor relations section of Digi's website at www.digi.com. Participants may also join the call directly by dialing (855) 638-5675 and entering passcode 87643635. International participants may access the call by dialing (262) 912-4765 and entering passcode 87643635. A replay will be available within approximately three hours after the completion of the call, and for one week following the call, by dialing (855) 859-2056 for domestic participants or (404) 537-3406 for international participants and entering access code 87643635 when prompted. A replay of the webcast will be available through Digi's website.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on Digi International Inc., please visit www.digi.com/aboutus/investorrelations.

Digi International Reports Second Fiscal Quarter 2016 Results

About Digi International
Digi International (NASDAQ: DGII) is the M2M solutions expert, combining products and services as end-to-end solutions to drive business efficiencies. Digi provides the industry’s broadest range of wireless products, a cloud computing platform tailored for devices and development services to help customers get to market fast with wireless devices and applications. Digi's entire solution set is tailored to allow any device to communicate with any application, anywhere in the world. For more information, visit Digi's website at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "looking forward," "may," "will," "expect," "plan," "project," "should," or "continue" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring or other similar business initiatives that may impact our ability to retain important employees, the ability to achieve the anticipated benefits and synergies associated with acquisitions or divestitures, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2015 and subsequent quarterly reports on Form 10-Q and other filings, could cause the company's future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes adjusted income from continuing operations, adjusted income per diluted share from continuing operations, and adjusted EBITDA from continuing operations, each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, we understand that adjusted EBITDA from continuing operations does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted income and income per diluted share from continuing operations, respectively, exclusive of such items as reversals of tax reserves and discrete tax benefits and restructuring permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our

Digi International Reports Second Fiscal Quarter 2016 Results

comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions related to taxes and restructuring, which while important, are not central to the core operations of our business. Additionally, management believes that the presentation of adjusted EBITDA from continuing operations as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired. EBITDA from continuing operations is used as an internal metric for executive compensation, as well as incentive compensation for the rest of the employee base, and it is monitored quarterly for these purposes.
Investor Contact:

Mike Goergen
Senior Vice President, Chief Financial Officer and Treasurer
Digi International
952-912-3737
Email: mike.goergen@digi.com

For more information, visit our Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Second Fiscal Quarter 2016 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2016	2015	2016	2015
Revenue:
Hardware product	$48,732	$48,108	$96,979	$93,041
Service	1,430	2,293	3,442	4,578
Total revenue	50,162	50,401	100,421	97,619
Cost of sales:
Cost of hardware product	24,283	25,498	48,993	48,610
Cost of service	1,137	1,668	2,329	3,217
Total cost of sales	25,420	27,166	51,322	51,827
Gross profit	24,742	23,235	49,099	45,792
Operating expenses:
Sales and marketing	8,165	9,875	16,683	20,110
Research and development	7,757	7,280	15,595	14,363
General and administrative	5,065	4,349	9,126	9,124
Restructuring charges, net	102	412	753	412
Total operating expenses	21,089	21,916	42,157	44,009
Operating income	3,653	1,319	6,942	1,783
Other (expense) income, net:
Interest income, net	12	54	112	92
Other (expense) income, net	(284)	1,324	(161)	1,712
Total other (expense) income, net	(272)	1,378	(49)	1,804
Income from continuing operations, before income taxes	3,381	2,697	6,893	3,587
Income tax provision	1,155	1,035	1,536	907
Income from continuing operations	2,226	1,662	5,357	2,680
(Loss) income from discontinued operations, after income taxes	(89)	(216)	3,230	(1,573)
Net income	$2,137	$1,446	$8,587	$1,107

Basic net income (loss) per common share:
Continuing operations	$0.09	$0.07	$0.21	$0.11
Discontinued operations	$—	$(0.01)	$0.13	$(0.06)
Net income (1)	$0.08	$0.06	$0.34	$0.05
Diluted net income (loss) per common share:
Continuing operations	$0.09	$0.07	$0.21	$0.11
Discontinued operations	$—	$(0.01)	$0.12	$(0.06)
Net income (1)	$0.08	$0.06	$0.33	$0.04
Weighted average common shares:
Basic	25,820	24,492	25,574	24,319
Diluted	25,998	25,273	26,116	24,816
(1) Earnings per share presented are calculated by line item and may not add due to the use of rounded numbers.

Digi International Reports Second Fiscal Quarter 2016 Results

Digi International Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(In thousands)
(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2016	2015	2016	2015
Net income	$2,137	$1,446	$8,587	$1,107
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	1,421	(3,356)	(446)	(5,729)
Change in net unrealized gain (loss) on investments	106	23	43	(6)
Less income tax (provision) benefit	(39)	(9)	(16)	2
Reclassification of realized loss (gain) on investments included in net income (1)	—	1	(7)	1
Less income tax provision (2)	—	—	3	—
Other comprehensive income (loss), net of tax	1,488	(3,341)	(423)	(5,732)
Comprehensive income (loss)	$3,625	$(1,895)	$8,164	$(4,625)
(1) Recorded in Other (expense) income, net on our Condensed Consolidated Statements of Operations.
(2) Recorded in Income tax provision on our Condensed Consolidated Statements of Operations.

Digi International Reports Second Fiscal Quarter 2016 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2016	September 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$67,270	$45,018
Marketable securities	48,114	47,191
Accounts receivable, net	28,569	27,788
Inventories	25,684	31,877
Deferred tax assets	—	3,252
Receivable from sale of business	2,967	—
Other	4,326	3,435
Current assets of discontinued operations	—	1,624
Total current assets	176,930	160,185
Marketable securities, long-term	7,292	13,626
Property, equipment and improvements, net	13,986	14,339
Identifiable intangible assets, net	4,795	2,648
Goodwill	110,707	100,183
Deferred tax assets	7,685	6,255
Non-current receivable from sale of business	1,939	—
Other	215	250
Non-current assets of discontinued operations	—	2,874
Total assets	$323,549	$300,360
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,280	$6,673
Income taxes payable	236	828
Accrued compensation	6,993	10,156
Accrued warranty	944	1,014
Contingent consideration on acquired business	850	—
Other	4,376	3,037
Current liabilities of discontinued operations	—	1,481
Total current liabilities	20,679	23,189
Income taxes payable	1,366	1,546
Deferred tax liabilities	690	135
Non-current contingent consideration on acquired business	9,672	—
Other non-current liabilities	736	457
Non-current liabilities of discontinued operations	—	95
Total liabilities	33,143	25,422

Total stockholders’ equity	290,406	274,938
Total liabilities and stockholders’ equity	$323,549	$300,360

Digi International Reports Second Fiscal Quarter 2016 Results

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six months ended March 31,
	2016	2015
Operating activities:
Net income	$8,587	$1,107
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, equipment and improvements	1,405	1,445
Amortization of identifiable intangible assets	1,001	1,537
Stock-based compensation	1,719	2,222
Excess tax benefits from stock-based compensation	(202)	—
Deferred income tax provision	1,397	2,212
Gain on insurance settlement related to property and equipment	—	(989)
Gain on sale of business	(2,870)	—
Bad debt/product return provision	168	518
Inventory obsolescence	834	476
Restructuring charges, net	753	518
Other	182	(27)
Changes in operating assets and liabilities	(1,486)	(7,459)
Net cash provided by operating activities	11,488	1,560
Investing activities:
Purchase of marketable securities	(22,056)	(22,099)
Proceeds from maturities of marketable securities	27,509	19,763
Proceeds from sale of business	2,849	—
Acquisition of business, net of cash acquired	(2,860)	—
Proceeds from insurance settlement related to property and equipment	—	1,014
Proceeds from sale of property and equipment	—	45
Purchase of property, equipment, improvements and certain other intangible assets	(1,209)	(3,035)
Net cash provided by (used in) investing activities	4,233	(4,312)
Financing activities:
Excess tax benefits from stock-based compensation	202	—
Proceeds from stock option plan transactions	6,267	6,006
Proceeds from employee stock purchase plan transactions	494	505
Purchases of common stock	(503)	(2,339)
Net cash provided by financing activities	6,460	4,172
Effect of exchange rate changes on cash and cash equivalents	71	(3,253)
Net increase (decrease) in cash and cash equivalents	22,252	(1,833)
Cash and cash equivalents, beginning of period	45,018	47,490
Cash and cash equivalents, end of period	$67,270	$45,657

Supplemental schedule of non-cash investing and financing activities:
Receivable related to sale of business	$4,906	$—
Contingent consideration on acquired business	$(10,550)	$—